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PRESS RELEASE

Investors/Media: The Ruth Group Nick Laudico/Jason Rando 646-536-7030/7025 nlaudico@theruthgroup.com jrando@theruthgroup.com	Contact: Symmetry Medical Inc. Fred Hite Senior Vice President Chief Financial Officer (574) 371-2218

Symmetry Medical Reports Third Quarter 2008 Financial Results

Increases Full Year Revenue Guidance to a range of $417 Million to $422 Million

Third Quarter 2008 Highlights:

•	Record revenue of $112.1 million, up 47.8% over third quarter 2007
•	Gross profit of $25.7 million a 126.8% increase compared to the third quarter 2007
•	Net income of $0.07 per share compared to a loss of $0.03 per share in the third quarter 2007
•	Net income includes unfavorable impact of foreign exchange, tax loss carry forward, a facility closure costs and Sheffield, UK headcount reduction costs

WARSAW, Ind., November 12, 2008 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced today third quarter 2008 financial results for the period ended October 4, 2008.

Revenue for the third quarter 2008 was $112.1 million, up 47.8% from $75.8 million reported in the third quarter 2007. Third quarter 2008 revenue included an incremental $4.7 million from SSI and UCA, which was acquired in August 2007; and $14.0 million from the Company’s New Bedford, Massachusetts manufacturing facility, which was acquired from DePuy Orthopaedics, Inc. in January 2008. Excluding these acquisitions, the Company achieved organic revenue growth of 23.2% over the third quarter of 2007.

Gross profit for the third quarter 2008 was $25.7 million, an increase of 126.8% from $11.3 million for the third quarter 2007. Gross profit for the third quarter of 2008 was impacted by several unfavorable items which include $0.7 million related to the closure of the Company’s Switzerland facility, $0.5 million related to Sheffield headcount reduction and a $0.4 million gross profit reduction in the Company’s domestic forging operations as a result of a large press break down. The impact of these unfavorable items more than offset the lower loss experienced at our Sheffield operations of $0.8 million.

Gross margin percentage for the third quarter 2008 was 22.9% compared to gross margin percentage of 14.9% for the third quarter 2007.

Selling, general and administrative expenses were $15.2 million for the third quarter 2008, compared to $9.0 million in the third quarter 2007. The year-over-year increase was driven by $2.3 million from the addition of expenses from the recent acquisitions, $0.9 million from the remaining professional fees and expenses related to the review of accounting irregularities at the Sheffield, UK operating unit and $0.7 million from an increase in restricted stock expense. The remaining increase is a result of increased sales commission expense to support the higher sales levels and general inflation.

Operating income for the third quarter of 2008 was $10.5 million, up 359.9% from $2.3 million for the third quarter 2007. Operating margin for the third quarter 2008 was 9.4%, an increase from 3.0% for the third quarter 2007. In addition to several items in gross profit and SG&A mentioned above, operating income was negatively impacted by continuing operating losses at the Sheffield UK unit.

The third quarter 2008 net income included the unfavorable gross margin items worth $1.6 million or ($0.03) per share, a net unfavorable foreign exchange impact of $2.1 million or ($0.04) per share primarily at our Sheffield, UK operating unit, the impact of recording a full tax valuation allowance on current year losses at the Sheffield, UK operating unit of $1.1 million or ($0.03) per share, and the remaining Sheffield investigation expenses of $0.9 million or ($0.02) per share. Given these items, the net loss at Sheffield was $4.7 million compared to a net loss of $3.2 million in the second quarter of 2008. The Company is beginning to benefit from sales price increases, material efficiencies and the third quarter reduction in headcount at the Sheffield facility showing up in improved operating income.

Net income for the third quarter 2008 was $2.5 million, or $0.07 per diluted share, compared to net income of $(1.1) million, or $(0.03) per diluted share, for the third quarter of 2007. The items noted above decreased net income by $4.1 million, or ($0.12) per diluted share.

The weighted average number of diluted shares outstanding during the third quarter of 2008 was 35,402,097.

Brian Moore, President and Chief Executive Officer of Symmetry Medical, stated, “We have continued to operate at a high level of capacity, with record revenues for the third quarter of 2008. While demand from major orthopaedic customers remained strong through the quarter, which we believe will be sustained through year-end and into 2009, we remain cautious in view of the economic environment. In the face of this challenging environment, we are finding that OEMs are seeking the highest quality and dependability from suppliers which provides Symmetry a major competitive advantage with customers who turn to us for our reliability and global Total Solutions approach.”

Mr. Moore continued, “While slower than we originally expected, our Sheffield operation is recovering with narrower losses and greater efficiencies. Our New Bedford instrument facility continues to perform at high levels and we are actively adding OEM customers to that site with shipment to those customers anticipated by the end of the calendar year.”

Financial Guidance

The following forward-looking estimates regarding 2008 earnings guidance are based on current market conditions and foreign currency comparisons. Actual results may differ materially, and we refer you to forward-looking statements located at the end of the press release.

For the full year 2008, the Company is increasing revenue guidance to a range of $417 million to $422 million, up from the previously announced range of $410 million to $420 million. This increase is based on current order flow and anticipated customer demand for the remainder of 2008.

For the full year 2008, the Company is adjusting guidance for diluted earnings per share in the range of $0.41 to $0.43, which reflects the third quarter results, additional non-cash foreign exchange impact given current market rates, a higher tax rate, and a delay in the Sheffield operating unit’s return to profitability. The Sheffield operating unit incurred a lower operating loss during the third quarter 2008 and recorded operating income in the month of September. However, given the impact of foreign exchange and slower than expected improvements, the Company does not expect the Sheffield unit to reach profitability for the full fourth quarter of 2008 as previously anticipated but does expect that Sheffield will exit the fourth quarter of 2008 at break-even operating income.

Conference Call
Symmetry Medical will host a conference all at 8:00 a.m. ET on November 12, 2008. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (800) 706-7748 for domestic callers and (617) 614-3473 for international. The reservation number for both is 10092834. After the live Web cast, the call will remain available on Symmetry Medical’s Web site through February 12, 2009. In addition, a telephonic replay of the call will be available until November 19, 2008. The replay numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 24192002.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business, which are not historical facts, may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," “anticipate,” “plan,” "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
Condensed Consolidated Balance Sheets

	October 4,	December 29,
	2008	2007
	(In Thousands, Except Per Share Data)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$17,791	$12,089
Accounts receivable, net	58,825	42,992
Inventories	62,782	45,353
Refundable income taxes	5,105	6,516
Deferred income taxes	3,437	2,551
Derivative valuation asset	917	2
Other current assets	2,364	2,940

Total current assets	151,221	112,443
Property and equipment, net	120,397	100,424
Derivative valuation asset	261	-
Deferred income taxes	-	-
Goodwill	153,696	141,985
Intangible assets, net of accumulated amortization	46,800	44,567
Other assets	2,003	1,011

Total Assets	$474,378	$400,430

Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$32,250	$34,518
Accrued wages and benefits	12,133	10,922
Other accrued expenses	4,803	8,096
Income tax payable	6,038	2,394
Derivative valuation liability	-	74
Deferred income taxes	352	407
Revolving line of credit	7,477	6,511
Current portion of capital lease obligations	1,393	2,487
Current portion of long-term debt	15,713	10,900

Total current liabilities	80,159	76,309
Deferred income taxes	12,063	12,136
Derivative valuation liability	2,286	1,917
Capital lease obligations, less current portion	3,603	4,032
Long-term debt, less current portion	126,825	68,500

Total Liabilities	224,936	162,894

Commitments and contingencies (Note 9)

Shareholders' Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued October 4, 2008--35,831; December 29, 2007--35,444)	4	4
Additional paid-in capital	274,994	272,623
Accumulated deficit	(32,824)	(45,526)
Accumulated other comprehensive income	7,268	10,435

Total Shareholders' Equity	249,442	237,536

Total Liabilities and Shareholders' Equity	$474,378	$400,430

Symmetry Medical Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	October 4,	September 29,	October 4,	September 29,
	2008	2007	2008	2007
		(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$112,095	$75,823	$323,744	$210,259
Cost of Revenue	86,445	64,511	246,733	172,518

Gross Profit	25,650	11,312	77,011	37,741
Selling, general, and administrative expenses	15,165	9,032	44,474	24,713

Operating Income	10,485	2,280	32,537	13,028
Other (income) expense:
Interest expense	2,683	1,808	8,300	5,001
Loss on debt extinguishment
Derivatives valuation (gain)/loss	(972)	1,372	(1,041)	1,356
Other	3,079	(627)	2,581	(1,290)

Income (loss) before income taxes	5,695	(273)	22,697	7,961
Income tax expense	3,162	814	9,995	2,738

Net income (loss)	$2,533	$(1,087)	$12,702	$5,223

Net income (loss) per share:
Basic	$0.07	$(0.03)	$0.36	$0.15

Diluted	$0.07	$(0.03)	$0.36	$0.15

Weighted average common shares and equivalent shares outstanding:
Basic	35,174	35,130	35,161	35,074
Diluted	35,402	35,291	35,354	35,255